Exhibit 10.47

TRADEMARK LICENSE AGREEMENT This Agreement is made by and between	CONTRATO DE LICENÇA DE MARCA O presente Contrato é celebrado entre as partes

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a corporation organized and existing under the laws of Brazil, enrolled with the CNPJ under number 47.508.411/0001-56 with its principal place of business at Avenida Brigadeiro Luis Antonio, 3142, São Paulo, Brazil (hereinafter referred as “Licensor”), and

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, sociedade organizada e existente sob as leis brasileiras, inscrita no CNPJ sob número 47.508.411/0001-56 com sede social na Avenida Brigadeiro Luis Antonio, 3142, São Paulo, Brasil (doravante denominada “Licenciante”), e

CNOVA COMÉRCIO ELETRÔNICO S.A. (new denomination of BRUXELAS EMPREENDIMENTOS E PARTICIPAÇÕES S/A), a corporation organized and existing under the laws of Brazil, enrolled with the CNPJ under number 07.170.938/0001-07 with its principal place of business at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, São Paulo, Brazil (hereinafter referred as “Licensee”),

CNOVA COMÉRCIO ELETRÔNICO S.A. (nova denominação da BRUXELAS EMPREENDIMENTOS E PARTICIPAÇÕES S/A), sociedade organizada e existente sob as leis brasileiras, inscrita no CNPJ sob o número 07.170.938/0001-07, com sede social em Rua Gomes de Carvalho, 1609, 3º ao 7º andares, São Paulo, Brasil (doravante denominada “Licenciada”),

Licensor and Licensee are hereafter referred to, individually, as a “Party” and, collectively, as the “Parties”.	Licenciante e Licenciada são doravante denominadas, individualmente, “Parte” e, coletivamente, “Partes”.

WHEREAS, Licensor is the owner or has the right to license the use of certain Trademarks (as defined below);	CONSIDERANDO QUE a Licenciante é a proprietária ou tem o direito de licenciar o uso de determinadas Marcas (conforme definido abaixo);

WHEREAS, Licensee desires to use the Trademarks for distribution and/or sale of products in connection with e-Commerce (as defined below);	CONSIDERANDO QUE a Licenciada deseja utilizar as Marcas para distribuição e/ou venda de produtos em conexão com o Comércio Eletrônico (conforme definido abaixo);

WHEREAS, pursuant to the BPTO’s (as defined below) rules the Trademarks are classified under International Class 35 which encompasses a number of different activities and the Parties intended that the Licensee has the exclusive right to use the Trademarks solely in connection with e-Commerce activities in the Territory (as defined below);

CONSIDERANDO QUE, de acordo com as normas do INPI (conforme definido abaixo), as Marcas estão classificadas na Classe Internacional 35 que engloba várias atividades diferentes, e que as Partes desejam que a Licenciada tenha o direito exclusivo de utilizar as Marcas unicamente em conexão com atividades de Comércio Eletrônico no Território (conforme definido abaixo);

WHEREAS, Licensor is willing and agrees	CONSIDERANDO QUE a Licenciante

to grant a license to Licensee for the use of the Trademarks solely in connection with e-Commerce;	está disposta e concorda em conceder uma licença à Licenciada para o uso das Marcas exclusivamente em conexão com o Comércio Eletrônico;

WHEREAS, Licensor and Licensee entered into the Operational Agreement (as defined below) regulating, among others, certain issues relating to marketing, use of trademarks and synergies,

CONSIDERANDO QUE a Licenciante e a Licenciada celebraram o Acordo Operacional (conforme definido abaixo) que regulamenta, entre outras, determinadas questões relacionadas à comercialização, ao uso das marcas e sinergias,

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

AGORA, PORTANTO, considerando os acordos mútuos contidos neste Contrato e outras considerações úteis e valiosas, cujo recebimento e a suficiência são reconhecidos pelo presente, a Licenciante e a Licenciada acordam o que segue:

ARTICLE I. DEFINITIONS	CLÁUSULA I. DEFINIÇÕES

1.1                               The following terms (except as otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the following respective meanings (it being understood that the terms defined in this Agreement, whether in this Article I or otherwise, shall include in the singular number the plural, and in the plural number the singular):

1.1                               Os seguintes termos (exceto quando expressamente previstos de outro modo, ou a menos que o contexto exija de outra forma), para todos os fins deste Contrato, terão os seguintes significados (ficando entendido que os termos definidos neste Contrato, na presente Cláusula I, ou de outra forma, incluirão em número singular, o plural e em número plural, o singular):

(a) “BPTO” shall mean the Brazilian Patent & Trademark Office.	(a) “INPI” significa o Instituto Nacional da Propriedade Industrial.

(b) “Business Partner” shall mean companies or an individual associated with one of the Parties by means of a contract which shall carry out actions within the scope of the Licensee’s Operations.	(b) “Parceiro Comercial” significa empresas ou pessoa física associada a uma das Partes por meio de contrato que despenhem ações incluídas no escopo das Operações da Licenciada.

(c)                                  “Control” shall mean (i) the direct or indirect power to exercise, individually or collectivity, over fifty percent (50%) of the voting rights (or other ownership interest, if not a corporation), whether or not by virtue of an agreement with other Parties, of any entity and/or (ii) the direct or indirect power to appoint or dismiss, whether or not by virtue of an agreement with other Parties, individually or collectively, more than half of the directors

(c)                                  “Controle” significa (i) o poder direto ou indireto de exercer, individual ou coletivamente, mais de 50% (cinquenta por cento) dos direitos de voto (ou outra participação societária, se não for sociedade), seja ou não por força de um contrato com as outras Partes, de qualquer entidade, e/ou (ii) o poder direto ou indireto de nomear ou despedir, seja ou não por força de contrato com outras Partes, individual ou coletivamente, mais

of such entity, even if all Parties with voting rights cast their votes.	de metade dos diretores de referida entidade, mesmo se todas as partes com direitos de voto votarem.

(d) “Cnova” shall mean Cnova N.V.	(d) “Cnova” significa Cnova N.V.

(e)                                  “Confusingly Similar” shall mean anything that is likely to cause confusion to the relevant consuming public about the source of a sales service using the Trademarks or that, intentionally or unintentionally, conflicts with the outlined scope of this Agreement, which guarantees exclusivity to Licensee for the use of the Trademarks solely in connection with Licensee’s Operations.

(e)                                  “Confusamente Semelhante” significa qualquer coisa que provavelmente confundirá o público consumidor relevante em relação à fonte de um serviço de vendas que use as Marcas, ou que, intencionalmente ou não, entre em conflito com o escopo delineado neste Contrato, que garante exclusividade à Licenciada para utilizar as Marcas unicamente em conexão com as Operações da Licenciada.

(f)                                   “Corporate and Institutional Purposes” shall mean activities anywhere in the world related to the company’s internal audience (employees, etc.), for marketing purposes, for compliance with regulatory requirements (such as corporate and securities laws) and/or portfolio presentations to possible new or existing business partners and subcontractors.

(f)                                   “Objetivos Institucionais e Corporativos” significam atividades em qualquer lugar do mundo relacionadas ao público interno da empresa (empregados, etc.), para fins de marketing, para o cumprimento de exigências regulatórias (tais como legislação societária e de títulos e valores mobiliários) e/ou para apresentações de portfólios a possíveis parceiros comerciais novos ou existentes e subcontratadas.

(g)                                  “e-Commerce” shall mean sales of products and services by any electronic means such as websites, social network, mobile applications, telesales and all other existing and/or future electronic means and resources available, that can be accessed from anywhere.

(g)                                  “Comércio Eletrônico” (e-commerce) significa vendas de produtos e serviços por meios eletrônicos, tais como sites, redes sociais, aplicativos de celular, televendas e todos os outros meios eletrônicos e recursos disponíveis já existentes e/ou futuros, que possam ser acessados de qualquer lugar.

(h) Effective Date” shall mean the date of signatures of this Agreement by the Parties.	(h) “Data de Vigência” significa a data em que o presente Contrato for assinado pelas Partes

(i)                                     “Licensee’s Operations” shall mean the e-Commerce activities carried out by Licensee for the sale of products in general, except from food and drink products related to Trademark Extra, which are expressly excluded from the scope of this Agreement.

(i)                                     “Operações da Licenciada” significam as atividades de Comércio Eletrônico (e-commerce) realizadas pela Licenciada para a venda de produtos em geral, exceto bebidas e produtos alimentícios relacionados à Marca Extra, que estão expressamente excluídos do escopo deste Contrato.

(j) “Operational Agreement” shall mean the Operational Agreement between Companhia Brasileira de Distribuição, Via	(j) “Acordo Operacional” significa o Acordo Operacional entre a Companhia Brasileira de Distribuição, a Via Varejo

Varejo S.A., Licensee, Cnova and Nova Pontocom Comércio Eletrônico S.A, dated October 17, 2013, as amended in July, 2014.	S.A., a Licenciada, a Cnova e a Nova Pontocom Comércio Eletrônico S.A, datado em 17 de outubro de 2013, conforme aditado em julho de 2014.

(k)                                 “Physical Stores” shall mean physical commercial establishments, such as retail stores, by which sales are carried out within actual premises of a real estate property owned or leased by the relevant business, it being specified that e-Commerce-related sales should not be considered as Physical Stores solely by virtue of a physical pick-up or delivery involving a physical establishment.

(k)                                 “Lojas Físicas” significam estabelecimentos comerciais físicos, tais como lojas de varejo, por meio dos quais as vendas são feitas dentro de dependências concretas de uma propriedade pertencente ou alugada pelo negócio relevante, ficando especificado que as vendas relacionadas ao Comércio Eletrônico não devem ser consideradas Lojas Físicas apenas em função de entrega ou coleta física envolvendo algum estabelecimento físico.

(l) “Subcontractors” shall mean an individual or company contracted to perform part or all of the obligations undertook by the Parties.	(l) “Subcontratadas” significam um indivíduo ou empresa contratada para desempenhar parte ou todas as obrigações assumidas pelas Partes.

(m)                             “Tax” shall mean any present or future tax, levy, impost, duty, charge or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement.

(m)                             “Imposto” significa qualquer imposto, tributo, tarifa, tributação, cobrança ou taxa de qualquer natureza, presentes ou futuros, (incluindo juros, penalidades e acréscimos), que sejam cobrados por qualquer governo ou outra autoridade fiscal sobre quaisquer pagamentos previstos neste Contrato.

(n) “Territory” shall mean the countries and regions listed in Schedule B, which Licensee has the right to use the Trademarks.	(n) “Território” significa os países e regiões listadas no Anexo B, em que a Licenciada tem o direito de utilizar as Marcas.

(o) “Trademarks” shall mean the trademark applications and registrations listed in Schedule A attached hereto, and made a part hereof, and their derivations.	(o) “Marcas” significam os pedidos de registro e registros de marca listados no Anexo A deste Contrato, e que se tornam parte do mesmo, bem como suas derivações.

ARTICLE II. GRANT OF LICENSE	CLÁUSULA II. CONCESSÃO DE LICENÇA

2.1                               Subject to the terms and conditions contained herein, Licensor hereby grants Licensee, during the term of this Agreement, an exclusive and irrevocable license to use, reproduce and publicly display the Trademarks in any form, but solely in connection with Licensee’s Operations in the Territory.

2.1                               Sujeitas aos termos e condições aqui contidas, a Licenciante pelo presente concede à Licenciada, durante o prazo deste Contrato, uma licença exclusiva e irrevogável para usar, reproduzir e exibir publicamente as Marcas sob qualquer forma, mas exclusivamente em conexão com as Operações da Licenciada no Território.

2.1.1                     Licensor shall retain the right to use, directly or indirectly, the Trademarks or any other trademarks other than in connection with the Licensee’s Operations. In this respect, in addition to the exclusivity contained in Section 2.1, Licensor shall not use or license for use by any other person the Trademarks or any other trademarks in the Territory in connection with activities that could be considered Confusingly Similar with Licensee’s Operations.

2.1.1                     A Licenciante mantém seu direito de utilizar, direta ou indiretamente, as Marcas ou quaisquer outras marcas de outra forma que não seja em conexão com as Operações da Licenciada. Nesse sentido, além da exclusividade contida na Seção 2.1, a Licenciante não deverá usar, ou licenciar para o uso de qualquer outra pessoa, as Marcas ou quaisquer outras marcas no Território em conexão com atividades que possam ser consideradas Confusamente Semelhantes às Operações da Licenciada.

2.1.2                     Licensor shall not be entitled to use, file and/or register at the BPTO new trademarks in the Territory to identify specifically (with the specification for) services of e-Commerce, nor use or license such new trademarks in connection with activities that could be considered Confusingly Similar with Licensee’s Operations. The mere update of logos related to the Trademarks or any other trademarks owned by Licensor shall not be considered as a breach of the obligations established herein.

2.1.2                     A Licenciante não tem direito de usar, depositar e/ou registrar no INPI novas marcas no Território para identificar especificamente (com especificação de) serviços de Comércio Eletrônico, nem de utilizar ou licenciar essas novas marcas em conexão com atividades que poderiam ser consideradas Confusamente Semelhantes às Operações da Licenciada. A mera atualização de logotipos relacionados às Marcas ou quaisquer outras marcas pertencentes à Licenciante não deverá ser considerada violação das obrigações estipuladas no presente instrumento.

2.1.3                     Without prejudice to the provisions herein, Licensee shall not be entitled to use other trademarks that could be Confusingly Similar to any of the Trademarks as used by Licensor in the Physical Stores.

2.1.3                     Sem prejuízo às disposições ora previstas, a Licenciada não tem direito de usar outras marcas que possam ser Confusamente Semelhantes a qualquer Marca utilizada pela Licenciante em Lojas Físicas.

2.1.4                     Licensee is allowed to develop new trademarks for purposes of use in its e-Commerce activities which shall exclusively belong to Licensee. For sake of clarification, Licensee’s use of the Trademarks shall not be on an exclusive basis and as such Licensee shall have the right to use other trademarks, including third party trademarks, for purposes of conducting its e-Commerce activities.

2.1.4                     A Licenciada está autorizada a desenvolver novas marcas para fins de utilização em suas atividades de Comércio Eletrônico as quais pertencerão exclusivamente à Licenciada. Para fins de esclarecimento, o uso das Marcas pela Licenciada não deve ser de forma exclusiva e, portanto, a Licenciada terá o direito de utilizar outras marcas, incluindo marcas de terceiros para conduzir suas atividades de Comércio Eletrônico.

2.1.5                     Licensee agrees that it shall at no time adopt, use, register, purchase or otherwise acquire, without Licensor’s prior written consent, any sign, trademark or commercial name which is identical or

2.1.5 A Licenciada concorda que nunca poderá adotar, usar, registrar, comprar ou adquirir de outra forma, sem o prévio consentimento por escrito da Licenciante, nenhum sinal, marca ou nome comercial similar to the Trademarks as used by Licensor in the Physical Stores. Licensee further agrees that it will not, during the term of this Agreement or thereafter, challenge (i) Licensor exclusive property rights in the Trademarks, or (ii) the validity of the Trademarks and any registrations thereof;

que seja idêntico ou semelhante às Marcas utilizada pela Licenciante nas Lojas Físicas. A Licenciada também concorda que não contestará, enquanto este Contrato vigorar ou após seu encerramento, (i) os direitos proprietários exclusivos da Licenciante sobre as Marcas, ou (ii) a validade das Marcas e quaisquer registros das mesmas;

2.1.6 Licensor shall not delegate, pledge, encumber or otherwise transfer the Trademarks to a third party without Licensee’s prior written consent.	2.1.6 A Licenciante não poderá delegar, onerar ou de outra forma transferir as Marcas a terceiros sem o prévio consentimento por escrito da Licenciada.

2.1.7                     Licensor shall grant to Licensee, for no consideration, a right of use of the domain names associated with the Trademarks in a separate letter, as described in Schedule C, under the same terms and conditions mutatis mutandis as this Agreement. Such letter shall be executed by the Parties upon signature of this Agreement.

2.1.7                     A Licenciante concederá à Licenciada, gratuitamente, o direito de utilizar os nomes de domínio associados às Marcas em uma carta separada, conforme descrito no Anexo C, nos mesmos termos e condições mutatis mutandis deste Contrato. Essa carta deverá ser assinada pelas Partes quando da assinatura deste Contrato.

2.2                               Licensee may not assign, delegate, encumber or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the respective Licensor, except in the event such transfer is made to:

2.2                               A Licenciada não poderá ceder, delegar, onerar ou de outra forma transferir nenhum de seus direitos ou obrigações previstos neste Contrato sem o prévio consentimento por escrito da Licenciante, exceto no caso de referida transferência ser feita:

2.2.1 companies directly or indirectly Controlled by Licensee;	2.2.1 a empresas direta ou indiretamente Controladas pela Licenciada;

2.2.2 Cnova or companies Controlled by or Controlling Cnova, for Corporate and Institutional Purposes; and	2.2.2 à Cnova ou a empresas Controladas por ou que Controlem a Cnova, para Objetivos Institucionais e Corporativos; e

2.2.3                     Subcontractors or Business Partners of Licensee or its subsidiaries to the extent such transfer is necessary for the activities carried out by such persons to the benefit of Licensee or its subsidiaries.

2.2.3                     a Subcontratadas ou Parceiros Comerciais da Licenciada ou suas subsidiárias, desde que tal transferência seja necessária para as atividades desempenhadas por tais entidades em benefício da Licenciada ou de suas subsidiárias.

2.3 Licensee shall not sublicense the Trademarks without prior and written consent of the respective Licensor, except in the event such sublicense is granted to:	2.3 A Licenciada não poderá sublicenciar as Marcas sem o prévio consentimento por escrito da respectiva Licenciante, exceto no caso de referida sublicença ser concedida:

2.3.1 companies directly or indirectly	2.3.1 a empresas direta ou indiretamente

Controlled by Licensee;	Controladas pela Licenciada;

2.3.2 Cnova or companies Controlled by or Controlling Cnova, for Corporate and Institutional Purposes; and	2.3.2 à Cnova ou a empresas Controladas por ou que Controlem a Cnova, para Objetivos Institucionais e Corporativos; e

2.3.3                     Subcontractors or Business Partners of Licensee or its subsidiaries to the extent such sublicense is necessary for the activities carried out by such persons to the benefit of the Licensee or its subsidiaries.

2.3.3                     a Subcontratadas ou Parceiros Comerciais da Licenciada ou suas subsidiárias, desde que tal transferência seja necessária para as atividades desempenhadas por tais entidades em benefício da Licenciada ou de suas subsidiárias.

2.4 Licensee shall have a right of first refusal in case Licensor intends to transfer the ownership of or license any of the Trademarks under the conditions set out below.	2.4 A Licenciada terá o direito de preferência caso a Licenciante deseje transferir a propriedade ou a licenciar quaisquer Marcas, conforme as condições apresentadas abaixo.

2.4.1                     Licensor shall inform Licensee upon a three (3) month prior notice of its intent to (i) transfer the Trademarks to any person or (ii) grant licenses on any of the Trademarks to third parties in relation to activities outside Licensee’s Operations. Such notice shall set out the identity of the proposed purchaser or licensee and a complete copy of the offer. After such notice, Licensee shall have thirty (30) days to notify Licensor of its intention to exercise the right to purchase or license, as the case may be, the relevant Trademarks on the same terms and conditions as those that have been agreed with the proposed transferee or licensee. If the consideration provided for in the offer is not in cash or reflects a broader transaction, the price shall be based on the value of the consideration as established in good faith by the Parties, provided that in case the Parties cannot reach a mutually agreeable consensus, they shall jointly appoint an independent expert with a mandate to determine the price in accordance with this Agreement pursuant to the applicable rules of valuation of the International Chamber of Commerce. The Licensor and the Licensee shall complete the transfer or licensing of the offered Trademarks at such time and place as shall be specified in the notice of the Licensee of its intention to exercise its right, but in any event no later than forty-five (45) business

2.4.1                     A Licenciante deverá avisar a Licenciada com antecedência de três (3) meses sobre sua intenção de (i) transferir as Marcas a qualquer pessoa ou de (ii) conceder licenças sobre quaisquer Marcas a terceiros em relação a atividades que não sejam as Operações da Licenciada. Esse aviso deverá conter a identidade da licenciada ou do comprador proponente e uma cópia integral da oferta. Após referido aviso, a Licenciada terá trinta (30) dias para notificar a Licenciante sobre sua intenção de exercer o direito de adquirir ou licenciar, conforme o caso, as respectivas Marcas nos mesmos termos e condições dos que foram acordados com a cessionária ou licenciada proponente. Se a remuneração prevista na oferta não for em dinheiro ou refletir uma transação mais ampla, o preço será baseado no valor da remuneração estabelecida de boa-fé pelas Partes, sendo que, caso as Partes não consigam chegar a um consenso mútuo, elas deverão conjuntamente nomear um especialista independente com permissão para determinar o preço em conformidade com este Contrato segundo o regulamento aplicável de avaliação da Câmara Internacional de Comércio. A Licenciante e a Licenciada concluirão a transferência ou o licenciamento das Marcas ofertadas na hora e no local especificados na notificação da Licenciada sobre sua days following the giving of such notice. In the event that the transaction resulting from the Licensee’s exercise of its right of first refusal is not consummated within the aforementioned period through the fault of the Licensee, then the Licensor may proceed to consummate the transaction contemplated initially.

intenção de exercer seu direito, mas em todo caso em até, no máximo, 45 (quarenta e cinco) dias úteis a contar de referido aviso. Caso a transação resultante do exercício do direito de preferência da Licenciada não seja consumada no período acima mencionado por culpa da Licenciada, a Licenciante poderá consumar a transação contemplada inicialmente.

2.4.2                     If Licensee does not exercise its right of first refusal, Licensor shall have a 60-day period from the expiry date of the above-mentioned 30-day period to complete the license or transfer with a third party under the same terms and conditions as those notified to Licensee. If the terms of the contemplated license or transfer are modified or if the contemplated license or transfer is not completed within such 60-day period, then Licensor shall again comply with the Licensee’s right of first refusal as set forth in Clause 2.4.1.

2.4.2                     Se a Licenciada não exercer seu direito de preferência, a Licenciante terá um prazo de 60 (sessenta) dias a contar da data de expiração do prazo de 30 (trinta) dias mencionado acima para concluir a licença ou transferi-la a um terceiro sob os mesmos termos e condições informados à Licenciada. Se os termos da licença ou transferência contemplada forem modificados ou se uma licença ou transferência contemplada não for concluída em referido prazo de 60 (sessenta) dias, a Licenciante novamente atenderá ao direito de preferência da Licenciada conforme estipulado na Cláusula 2.4.1.

2.4.3                     Notwithstanding any rights and remedies that Licensee may have under this Agreement, in case the Licensor grants licenses on the Trademarks in relation to activities outside Licensee’s Operations or transfers the ownership of any Trademark in violation of Licensee’s right of first refusal, the contract between Licensor and the third party shall contain provisions to the extent that the new Trademark owner or licensee will be required to maintain the Licensee’s rights set forth in this Agreement with all its existing terms and conditions.

2.4.3                     Não obstante quaisquer direitos e recursos que a Licenciada possa ter sob o presente Contrato, caso a Licenciante conceda licenças sobre as Marcas em relação a atividades que não sejam as Operações da Licenciada ou transfira a titularidade de qualquer Marca em violação ao direito de preferência da Licenciada, o contrato entre a Licenciante e o terceiro deverá conter disposições prevendo que a nova licenciada ou o novo titular da Marca serão obrigados a manter os direitos da Licenciada especificados neste Contrato em todos seus termos e condições existentes.

2.4.4                     To the extent Licensee does not exercise its right of refusal, Licensor may transfer the ownership of, or grant license over, the relevant Trademark(s) to third parties in accordance with the provisions of Section 2.4.2. In any event, the contract between Licensor and the third party shall contain provisions to the extent that the new Trademark owner or licensee will be required to maintain the Licensee’s rights set forth in this Agreement with all its then

2.4.4                     Na medida em que a Licenciada não exercer seu direito de preferência, a Licenciante poderá transferir a titularidade da(s) respectiva(s) Marca(s) - ou conceder uma licença sobre ela(s) - a terceiros em conformidade com as disposições da Seção 2.4.2. Em todo caso, o contrato entre a Licenciante e o terceiro deverá conter disposições prevendo que a nova licenciada ou o novo titular da Marca serão obrigados a manter

existing terms and conditions.	os direitos da Licenciada especificados neste Contrato em todos seus termos e condições existentes.

2.5                               Without prejudice to other rights or remedies that may be available in connection with a breach of Section 2.4, non-compliance with Section 2.4 above will subject the defaulting Party to the payment of a non-compensatory fine in the same amount provided in Section 9.3 below.

2.5                               Sem prejuízo de outros direitos ou recursos que possam estar disponíveis em relação ao descumprimento da Seção 2.4, o inadimplemento da Seção 2.4 acima sujeitará a parte infratora ao pagamento de multa não compensatória no mesmo valor previsto na Seção 9.3 abaixo.

ARTICLE III. OWNERSHIP AND WARRANTIES	CLÁUSULA III. TITULARIDADE E GARANTIAS

3.1 Licensee acknowledges that all intellectual property rights regarding the Trademarks belong exclusively to, or are exclusively controlled by Licensor.	3.1 A Licenciada reconhece que todos os direitos de propriedade intelectual relacionados às Marcas pertencem exclusivamente à Licenciante ou são exclusivamente controlados por ela.

3.2                               Licensee shall in no way represent that it has any ownership regarding the Trademarks and specifically acknowledges that any prior use of the Trademarks by Licensee has not created and will not hereafter create any right, title or interest thereof in favor of Licensee other than as provided for in this Agreement

3.2                               A Licenciada não deverá de forma alguma declarar que possui qualquer direito de titularidade sobre as Marcas e reconhece, especificamente, que qualquer uso anterior das Marcas pela Licenciada não gerou e não gerará posteriormente nenhum direito, titularidade ou participação nas mesmas em benefício da Licenciada, a não ser conforme previsto neste Contrato.

3.3                               Licensor shall, at its own cost, take all steps required to maintain registrations with the BPTO of the Trademarks owned by Licensor throughout the term of this Agreement. In the event the Licensor does not take any step required to maintain its Trademark, Licensee shall have the right to take such step itself, at the Licensor’s cost.

3.3                               A Licenciante deverá, às suas próprias expensas, tomar todas as providências necessárias para manter registros no INPI das Marcas pertencentes à Licenciante durante toda a vigência deste Contrato. Caso a Licenciante não tome qualquer providência exigida para manter sua Marca, a Licenciada terá o direito de tomar essa providência, às custas da Licenciante.

3.4                               Licensee shall, at its own cost, take all steps required for initiating the recordal process of the license granted to Licensee under Article II in the BPTO within ten (10) days of the Effective Date. If requested by Licensee, Licensor shall use its best efforts to assist and provide all reasonably required documents and information for such record.

3.4                               A Licenciada deverá, às suas próprias expensas, tomar todas as providências necessárias para iniciar o processo de averbação no INPI da licença concedida à Licenciada sob a Cláusula II em até 10 (dez) dias a contar da Data de Vigência. Se a Licenciada solicitar, a Licenciante deverá se esforçar ao máximo para auxiliar e fornecer todas as informações e documentos razoavelmente exigidos para referida averbação.

3.5 Each Party warrants that it has full authority, power and capacity to enter into and carry out its obligations under this Agreement.	3.5. Cada uma das Partes garante que tem total competência, poder e capacidade de assumir e cumprir suas obrigações previstas neste Contrato.

3.6 Licensor warrants to Licensee that:	3.6 A Licenciante garante à Licenciada que:

3.6.1                     it exclusively owns all of the rights and interests in, and has title to, the Trademarks, and is entitled to grant the rights granted to Licensee under this Agreement, and more specifically, under Article II;

3.6.1                     possui exclusivamente todos os direitos, direito de propriedade e domínio sobre as Marcas e que tem o direito de conceder os direitos outorgados à Licenciada sob este Contrato, e mais especificamente, sob a Cláusula II;

3.6.2 each of the Trademarks is valid and subsisting;	3.6.2 cada uma das Marcas é válida e perdurará;

3.6.3                     it has not given a third party permission to use any of the Trademarks in the Territory for the performance of activities equivalent or Confusingly Similar to the Licensee’s Operations, nor is it under an obligation to do so;

3.6.3                     não deu a nenhum terceiro permissão para utilizar nenhuma das Marcas no Território para a execução de atividades equivalentes ou Confusamente Semelhantes às Operações da Licenciada, e nem tem a obrigação de fazê-lo;

3.6.4 all application, filing, registration, renewal and other fees in respect of registrations (or applications for registration) of the Trademarks have been paid; and	3.6.4 todas as taxas de pedidos, depósitos, registros, renovações e outras taxas relacionadas a registros (ou pedidos de registro) das Marcas foram pagas; e

3.6.5 it has not acquiesced in the unauthorized use of the Trademarks, nor is any Party infringing, or likely to infringe, any of the Trademarks.	3.6.5 não consentiu com o uso não autorizado das Marcas, e que nenhuma Parte está infringindo, nem possivelmente infringirá, nenhuma das Marcas.

3.6.6                     other than as has been disclosed by Licensor, no relevant claim has been made by a third party which disputes the right of Licensor to use or license any Trademark in respect of the Licensee’s Operations, nor is Licensor aware of any circumstances likely to give rise to a claim.

3.6.6                     diferentemente do que foi divulgado pela Licenciante, não foi feita nenhuma reclamação relevante por terceiros que conteste o direito de a Licenciante utilizar ou licenciar qualquer Marca em relação às Operações da Licenciada, e a Licenciante desconhece quaisquer circunstâncias que provavelmente dariam causa a uma reclamação.

ARTICLE IV. PAYMENT	CLÁUSULA IV. PAGAMENTO

4.1 In consideration for the rights granted herein, Licensee shall pay to Licensor a total single amount of R$100,000.00 (one hundred thousand reais), in each case on a one time basis.	4.1 Como contraprestação pelos direitos aqui concedidos, a Licenciada pagará à Licenciante a quantia única total de R$100.000,00 (cem mil reais), em cada caso em uma única vez.

4.1.1 No further payments by Licensee will be due during the term of this Agreement or upon its renewal.	4.1.1 Não haverá outros pagamentos devidos pela Licenciada durante a vigência deste Contrato ou mediante sua renovação.

4.2 The payment shall be due as of the Effective Date, and shall be made within ten (10) days of the issuance of the Certificate of Recordation by the BPTO.	4.2 O pagamento será devido a partir da Data de Vigência e deverá ser feito em até 10 (dez) dias a contar da emissão do Certificado de Averbação pelo INPI.

4.3 All Taxes of any kind whatsoever in connection with the execution of this Agreement and payments made by Licensee and imposed on Licensor shall be borne by Licensee.	4.3 Todos os Impostos de qualquer natureza relacionados à execução deste Contrato e aos pagamentos feitos pela Licenciada e cobrados da Licenciante serão arcados pela Licenciada.

ARTICLE V. CONFIDENTIAL INFORMATION	CLÁUSULA V. INFORMAÇÕES CONFIDENCIAIS

5.1                               The Parties shall hold confidential and shall not directly or indirectly disclose, publish or use for the benefit of itself or any third party any confidential or proprietary information, as defined below as “Confidential Information”, which have been acquired as a result of this Agreement, without first having obtained the other Party prior written consent to such disclosure, publication or use.

5.1                               As Partes manterão confidenciais e não divulgarão, publicarão nem utilizarão, direta ou indiretamente, para benefício de si mesmas ou de terceiros, informações confidenciais ou proprietárias, conforme definido abaixo como “Informações Confidenciais”, que tenham sido adquiridas como resultado deste Contrato, sem ter primeiramente obtido da outra Parte o prévio consentimento por escrito para referida divulgação, publicação ou uso.

5.2 Definition: For the purposes of this Agreement, Confidential Information shall mean:	5.2 Definição: Para fins deste Contrato, Informações Confidenciais significam:

5.2.1                     any information relating to this Agreement, the platform and the Licensee’s Operations, including, but not limited to, agreements of any kind, technical information, flows, organizational structures, procedures, expertise, know-how, as well as any other information disclosed by one Party (the “Disclosing Party”) and/or its respective representatives or advisors (“Representatives”) or any of its affiliates.

5.2.1                     quaisquer informações relacionadas a este Contrato, a plataforma e as Operações da Licenciada, incluindo, mas não se limitando a, acordos de qualquer natureza, informações técnicas, fluxogramas, estruturas organizacionais, procedimentos, expertise, know-how, bem como quaisquer outras informações divulgadas por uma Parte (“Parte Divulgadora”) e/ou por seus respectivos representantes ou consultores (“Representantes”) ou qualquer uma de suas afiliadas.

5.2.2                     any non-public, confidential, proprietary or patentable information relating to the Disclosing Party, its affiliates, any shareholder, employee or customer of the Disclosing Party, that have been obtained by the other Party (the “Receiving Party”) or by its representatives, either in writing or verbally, through the Disclosing Party or as a result of contacts with the management or with its representatives or affiliates;

5.2.2                     quaisquer informações não públicas, confidenciais, proprietárias ou patenteáveis relacionadas à Parte Divulgadora, a suas afiliadas, a qualquer acionista, funcionário ou cliente da Parte Divulgadora, que tenham sido obtidas pela outra Parte (“Parte Recebedora”) ou por seus representantes, por escrito ou verbalmente, através da parte Divulgadora ou como resultado de contatos com a gerência ou com seus representantes ou afiliadas;

5.2.3 analysis, compilations, studies or other documents prepared by the Receiving Party or its representatives, which contain or otherwise reflect or are generated using such information; and

5.2.3                     análises, compilações, estudos ou outros documentos elaborados pela Parte Recebedora ou por seus representantes, que contenham ou de outra forma reflitam tais informações confidenciais, ou sejam gerados utilizando tais informações; e

5.2.4                     understandings, verbal or written agreements, amounts, negotiations, interested parties, procedures, economic and legal concepts and strategies discussed, evaluated, rejected or preferred by the interested parties relating to the purpose of this Agreement.

5.2.4                     entendimentos, acordos verbais ou escritos, valores, negociações, partes interessadas, procedimentos, conceitos econômicos e legais e estratégias discutidas, avaliadas, negadas ou preferidas pelas partes interessadas referentes ao objetivo deste Contrato.

5.3 Exception: Confidential Information shall not include any information which the Receiving Party can demonstrate that:	5.3 Exceção: As Informações Confidenciais não deverão incluir informações que:

5.3.1 it is or becomes available to the public for reasons other than the disclosure by the Receiving Party or its representatives;	5.3.1 estão ou se tornarão disponíveis ao público por motivos que não sejam a divulgação pela Parte Recebedora ou por seus representantes;

5.3.2                     is already, at the time of disclosure, known by the Receiving Party and was not disclosed by the Disclosing Party, its representatives or affiliates or obtained by the Receiving Party as a result of this Agreement or by violation of any laws or obligations to which the Receiving Party is or may become subject; or

5.3.2                     já sejam, no momento de divulgação, conhecidas pela Parte Recebedora e não tenham sido divulgadas pela Parte Divulgadora, por seus representantes ou afiliadas, nem obtidas pela Parte Recebedora como resultado deste Contrato ou violação de quaisquer leis ou obrigações às quais a Parte Recebedora está ou pode ficar sujeita; ou

5.3.3                     the disclosure is required by an arbitral or judicial order which has become final and non-appealable, to which the Disclosing Party is subject (and, in such event, only upon written notice with no later than two business days in advance).

5.3.3                     precisem ser divulgadas em função de ordem judicial ou arbitral que tenha transitado em julgado, a qual a Parte Divulgadora esteja sujeita (e, nesse caso, apenas mediante notificação por escrito feita com até dois dias úteis de antecedência).

5.4 Use: The Receiving Party agrees to maintain in strict secrecy the Confidential Information, and shall not disclose it to third parties or use it other than for purposes of this Agreement.

5.4                               Uso: A Parte Recebedora concorda em manter em rigoroso sigilo as Informações Confidenciais e em não divulgá-las a terceiros nem utilizá-las para outros fins que não sejam os previstos neste Contrato.

5.4.1                     The provisions above shall not prevent the Receiving Party from disclosing Confidential Information to (i) its representatives having a need to know the Confidential Information solely for the performance of this Agreement (ii) its affiliates.

5.4.1                     As disposições acima não impedirão a Parte Recebedora de divulgar as Informações Confidenciais a (i) seus representantes que precisem conhecer as Informações Confidenciais unicamente para a execução deste Contrato e a (ii) suas afiliadas.

5.4.2 The Receiving Party agrees to take all necessary measures to protect the Confidential Information when disclosing them to its representatives.	5.4.2 A Parte Recebedora concorda em tomar todas as providências necessárias para proteger as Informações Confidenciais ao divulgá-las a seus representantes.

5.4.3                     The Receiving Party shall be jointly and severally liable with its representatives and affiliates, without benefit of order, for all acts or omissions of their representatives or affiliates regarding the Confidential Information.

5.4.3                     A Parte Recebedora será responsável, individualmente e em conjunto com seus representantes e afiliadas, sem benefício de ordem, por todos os atos ou omissões de seus representantes ou afiliadas concernentes às Informações Confidenciais.

5.5                               If required by the Disclosing Party, the Receiving Party agrees to return or destroy, within five (5) business days from the termination of this Agreement, any and all material provided by the Disclosing Party or produced by the Receiving Party or any of its representatives or affiliates containing any kind of Confidential Information.

5.5                               Se a Parte Divulgadora exigir, a Parte Recebedora concorda em devolver ou destruir, em até cinco (5) dias úteis após encerramento deste Contrato, todo e qualquer material fornecido pela Parte Divulgadora ou produzido pela Parte Recebedora ou por qualquer um de seus representantes ou afiladas que detenham qualquer tipo de Informação Confidencial.

5.6                               Mandatory Disclosure: If a Receiving Party, or any of its representatives or affiliates is obliged by law, by regulation, applicable stock market rule, securities regulator or by request of any government authorities to disclose part or all of the Confidential Information, such Receiving

5.6                               Divulgação Compulsória: Se a Parte Recebedora ou qualquer um de seus representantes ou afiliadas forem obrigados por lei, regulamento, norma aplicável do mercado de ações, regulador de valores mobiliários ou a pedido de quaisquer autoridades governamentais, a

Party or its representative or affiliate as the case may be shall be authorized to disclose said Confidential Information, provided that it promptly notifies the Disclosing Party, with enough time to allow the latter to perform any measures or appeals that may be appropriate. The Receiving Party or its representative or affiliate will reveal only such information as required, and shall exert every best effort to obtain confidential treatment for any Confidential Information that is so revealed.

divulgar parcial ou totalmente as Informações Confidenciais, a Parte Recebedora ou seu representante ou afiliada, conforme o caso, ficarão autorizados a divulgar tais Informações Confidenciais, desde que notifique imediatamente a Parte Divulgadora em tempo suficiente para que essa última possa tomar quaisquer providências ou medidas que julgue adequados. A Parte Recebedora ou seu representante ou afiliada apenas revelarão tais informações conforme exigido e envidarão os melhores esforços para obter tratamento sigiloso para quaisquer Informações Confidenciais que sejam dessa forma reveladas.

5.7 The obligations under this section shall remain valid for the term of this Agreement and for ten (10) years after the termination hereof for any cause.	5.7 As obrigações previstas nesta seção permanecerão válidas durante a vigência deste Contrato e por dez (10) anos após seu encerramento por qualquer motivo.

ARTICLE VI. USE OF TRADEMARKS / QUALITY CONTROL	CLÁUSULA VI. USO DAS MARCAS / CONTROLE DE QUALIDADE

6.1 Licensee shall use the Trademarks only as permitted pursuant to the terms of the present Agreement.	6.1 A Licenciada deverá utilizar as Marcas apenas conforme permitido nos termos do presente Contrato.

6.1.1 Licensee agrees that it will do nothing inconsistent with Licensor’s ownership of the Trademarks during the term of this Agreement.	6.1.1 A Licenciada concorda que não agirá em desacordo com o direito de titularidade da Licenciante sobre as Marcas durante a vigência deste Contrato.

6.1.2                     Licensee shall use the Trademarks in such manner that they create a separate and distinct impression from any other trademark, trade name or service mark and maintain the good name and reputation of the Trademarks.

6.1.2 A Licenciada deverá utilizar as Marcas de modo que causem uma impressão única e distinta de qualquer outra marca, nome comercial ou marca de serviço e preservem a boa reputação das Marcas.

6.2 Licensee recognizes and accepts that Licensor shall have the right to supervise the use of Trademarks for purposes of compliance with Section 6.1 of this Agreement.	6.2 A Licenciada reconhece e aceita que a Licenciante terá o direito de supervisionar o uso das Marcas para fins de cumprimento da Seção 6.1 deste Contrato.

6.3 Licensor’s responsibility for the control of the quality shall be met, at the least, through a combination of the steps and circumstances enumerated below:	6.3 A responsabilidade da Licenciante pelo controle da qualidade deve ser atendida, no mínimo, por meio da combinação das etapas e circunstâncias enumeradas abaixo:

6.3.1                     Licensor and Licensee, albeit operating at arm’s length in terms of this Agreement, have a mutual interest in the maintaining of the nature and quality of the Trademarks and have a relationship basis beyond this Agreement for effecting the observance of the quality standards.

6.3.1                     A Licenciante e a Licenciada, embora ajam de forma independente em termos deste Contrato, têm o interesse mútuo de manter a natureza e a qualidade das Marcas e possuem uma base de relacionamentos que vão além deste Contrato para garantirem o cumprimento dos padrões de qualidade.

6.3.2                     The Licensor, in light of its corporate relationship to Licensee, is generally aware of the current quality of the License’s Operations and the commitment of Licensee to continue to meet the quality standards expected within the corporate family over and beyond those required by governmental organizations.

6.3.2                     A Licenciante, em função de sua relação corporativa com a Licenciada, está, de um modo geral, ciente da atual qualidade das Operações da Licenciada e do comprometimento da Licenciada em continuar atendendo aos padrões de qualidade esperados dentro da família corporativa muito além daqueles exigidos por organizações governamentais.

6.3.3                     Licensor shall have the right to periodically review the activities of Licensee, as set out in Section 6.3, provided that such right may not be exercised in a way that unduly or unreasonably interferes with Licensee’s regular activities;

6.3.3                     A Licenciante terá o direito de revisar periodicamente as atividades da Licenciada, conforme estipulado na Seção 6.3, desde que tal direito não seja exercido de modo a interferir indevida ou desarrazoadamente nas atividades regulares da Licenciada;

6.3.4 Licensor shall have the right to visit Licensee’s facilities, upon reasonable prior notice to Licensee, to ensure that Licensee complies with the terms of this Agreement; and	6.3.4 A Licenciante terá o direito de visitar as dependências da Licenciada, mediante aviso prévio razoável à Licenciada, para assegurar que a Licenciada cumpra com os termos deste Contrato; e

6.3.5                     In the event Licensor reasonably finds Licensee’s use of the Trademarks to be materially in violation of the terms of this Agreement, Licensee agrees, upon notification, to evaluate such findings and take reasonable steps to address them, provided that in case the Parties cannot reach a mutually agreeable consensus, Article XI will apply as Licensor shall only entitled to seek damages in accordance with the provisions of Article IX.

6.3.5                     Caso a Licenciante descubra que o uso das Marcas pela Licenciada esteja violando significativamente os termos deste Contrato, a Licenciada concorda, mediante notificação, em avaliar essas incongruências e tomar providências razoáveis para saná-las, sendo que, caso as Partes não consigam chegar a um consenso razoável, aplicar-se-á Cláusula XI, uma vez que a Licenciante terá o direito de exigir indenização em conformidade com as disposições da Cláusula IX.

6.4                               Compliance with Law. Licensee shall comply with all applicable national, federal, state, provincial and local laws and regulations in connection with its use of the Trademarks under this Agreement.

6.4                               Cumprimento da Lei. A Licenciada deverá cumprir todas as leis e regulamentos nacionais, federais, estaduais, regionais e locais aplicáveis no que se refere ao uso das Marcas sob o presente Contrato.

6.4.1                     Licensee further warrants that the products sold in the carrying out of Licensee’s Operations will be advertised, distributed and sold in accordance with all applicable national, federal, state, provincial and local laws and regulations.

6.4.1                     A Licenciada também garante que os produtos vendidos na execução das Operações da Licenciada serão anunciados, distribuídos e vendidos de acordo com todas as leis e regulamentos nacionais, federais, estaduais, regionais e locais aplicáveis.

6.4.2                     Licensee agrees to give prompt notice to Licensor if, at any time, Licensee is advised by any governmental authority that the use of the Trademarks are not in accordance with all material applicable national, federal, state, provincial and local laws and regulations.

6.4.2                     A Licenciada concorda em avisar imediatamente à Licenciante caso, a qualquer momento, a Licenciada seja informada, por qualquer autoridade governamental, de que o uso das Marcas não está em conformidade com todas as leis e regulamentos nacionais, federais, estaduais, regionais e locais aplicáveis.

6.5 Licensee and Licensor undertake to comply with all relevant provisions of the first amendment to the Operational Agreement.	6.5 A Licenciada e a Licenciante comprometem-se a obedecer todas as disposições da primeira emenda do Acordo Operacional.

ARTICLE VII. OPERATIONAL AGREEMENT	ARTICLE VII. ACORDO OPERACIONAL

7.1                               Licensee and Licensor will be required to comply with all relevant provisions of the first amendment to the Operational Agreement regarding the Trademarks of Licensor. The present Agreement is without prejudice to the Operational Agreement. In the event that any term of the present Agreement contradicts any term of the Operational Agreement, the term of the Operational Agreement shall prevail.

7.1                               A Licenciada e a Licenciante são obrigadas a obedecer todas as disposições relevantes da primeira emenda do Acordo Operacional em relação às Marcas da Licenciante. O presente Contrato não compromete o Acordo Operacional. Caso qualquer termo do presente Contrato contradiga algum termo do Acordo Operacional, prevalecerá o termo do Acordo Operacional.

7.2 The strategy and positioning of the Trademarks shall be determined pursuant to the terms of the Operational Agreement.	7.2 A estratégia e posicionamento das Marcas serão determinados de acordo com os termos do Acordo Operacional.

ARTICLE VIII. DEFENSE OF TRADEMARKS, INDEMNITIES	CLÁUSULA VIII. DEFESA DE MARCAS, INDENIZAÇÕES

8.1 The Parties shall observe and comply with all the requirements, procedures and directions agreed by them with respect to	8.1 As Partes deverão observar e seguir todas as exigências, procedimentos e orientações acordadas entre elas em

the use and safeguarding of the Trademarks. The Parties shall not, at any time, do or suffer to be done any act or thing that will in any way impair the rights of the other Party to the Trademarks.	relação ao uso e à proteção das Marcas. As Partes não adotarão, nem sofrerão para adotar, nenhuma medida ou recurso que comprometa de alguma forma os direitos da outra Parte sobre as Marcas.

8.2 Any of the Parties shall reasonably notify the other, in writing, of:	8.2 Qualquer uma das Partes aviará, em prazo razoável, a outra, por escrito, sobre:

8.2.1 any infringement or potential infringement of any Trademarks; or	8.2.1 qualquer infração ou potencial infração de quaisquer Marcas; ou

8.2.2 infringement of any trademark, trade name or service mark by any Trademark of which any of the Parties becomes aware of (collectively “Third Party Disputes”).	8.2.2 a infração de qualquer marca, nome comercial ou marca de serviço por qualquer Marca da qual as Partes tomarem conhecimento (coletivamente “Disputas de Terceiros”).

8.3 Licensee may bring any action or proceeding relating to Third Party Disputes, at Licensee’s expense, with Licensor’s previous written approval.	8.3 A Licenciada poderá mover qualquer ação ou processo referente a Disputas de Terceiros, às expensas da própria Licenciada, mediante prévio consentimento por escrito da Licenciante.

8.3.1                     In case a Third Party Dispute relates to the Trademarks or Licensee’s Operations, in the absence of a response from Licensor’s in a reasonable time, Licensor authorizes the Licensee to take the actions required to protect the Trademark.

8.3.1                     Caso alguma Disputa de Terceiros esteja relacionada às Marcas ou às Operações da Licenciada, na ausência de uma resposta da Licenciante em prazo razoável, a Licenciante autoriza a Licenciada a tomar as providências necessárias para proteger a Marca.

8.3.2 The Licensor shall act in good faith in performing its obligation to support the Licensee in connection with any Third Party Disputes.	8.3.2 A Licenciante agirá de boa fé no cumprimento de sua obrigação de apoiar a Licenciada em quaisquer Disputas de Terceiros.

8.3.3                     The Licensor shall, in good faith, provide any assistance reasonably requested by Licensee in the conduct of Third Party Disputes, including, but not limited to situations in which any action or proceeding requires approval or participation from Licensor due to the reason of the trademark being registered with the BPTO, respectively, under the Licensor’s names.

8.3.3                     A Licenciante deverá, de boa fé, prestar qualquer assistência razoavelmente solicitada pela Licenciada na condução de Disputas de Terceiros, incluindo, mas não se limitando, situações em que qualquer ação ou processo exija a aprovação ou participação da Licenciante pelo fato de a marca estar registrada perante o INPI, respectivamente, sob o nome da Licenciante.

8.4                               Any award of costs or damages or other compensation payment arising from claims involving the matters listed in this Article VIII shall accrue to both Parties. The Parties will discuss in good faith the

8.4 Qualquer concessão de perdas e danos ou indenização ou outro pagamento compensatório decorrente de demandas que envolvam as matérias listadas nesta Cláusula VIII serão para form and criteria pursuant to which such compensation will be determined. In any event such compensation will take into consideration, among others, the respective efforts from each Party that contributed to the success in the claim (such as legal costs borne by each Party) and the harm and losses suffered by each Party’s businesses in connection with the Third Party Dispute.

ambas as Partes. As Partes discutirão em boa fé a forma e os critérios para determinar essa compensação. Em todo caso, essa compensação levará em consideração, entre outras coisas, os esforços envidados por cada uma das Partes que contribuíram para o sucesso da demanda (tais como custas jurídicas arcadas por cada Parte) e os danos e prejuízos sofridos pelos negócios de cada Parte em conexão com a Disputa de Terceiros.

8.5 The Parties represent that they have not and will not breach or infringe any intellectual property rights of any third party in the use of the Trademarks.	8.5 As Partes declaram que não violaram ou infringiram, nem violarão ou infringirão, nenhum direito de propriedade intelectual de terceiros ao utilizar as Marcas.

8.6                               Each Party (the “first party”) shall indemnify the other Party against losses, liabilities and costs (including reasonable legal expenses) which the other Party suffers or incurs as a result of or in connection with any claim against it which results from a proven infringement by the first party of the intellectual property rights of a third party or from a proven breach by the first party of its obligations under this Agreement.

8.6                               Cada uma das Partes (a “primeira parte”) indenizará a outra Parte por prejuízos, responsabilidades e custos (incluindo despesas jurídicas razoáveis) que a outra Parte sofra ou incorra como resultado de ou em conexão com qualquer demanda contra ela que resulte de comprovada infração, pela primeira parte, dos direitos de propriedade intelectual de um terceiro, ou de comprovada violação, pela primeira parte, de suas obrigações previstas neste Contrato.

ARTICLE IX. TERM AND TERMINATION	CLÁUSULA IX. PRAZO E RESCISÃO

9.1                               Term: Without regard to the term or the termination of the Operational Agreement, this Agreement will remain valid for an initial 20-year term, counted as of the Effective Date, and will be automatically renewed for an additional 10-year period. Any further renewals are subject to negotiation between the Parties.

9.1                               Prazo: Sem considerar o prazo de ou rescisão do Acordo Operacional, o presente Contrato vigorará por um prazo inicial de 20 (vinte) anos, contados da Data de Vigência, e será automaticamente renovado por mais 10 (dez) anos. Quaisquer outras renovações estão sujeitas à negociação entre as Partes.

9.2                               Right to Terminate: Either Party may terminate this Agreement immediately upon written notice in the event that a court of competent jurisdiction rules that the other Party became insolvent or filed or had filed against it a petition in bankruptcy or judicial reorganization.

9.2                               Direito de Rescisão: Qualquer uma das Partes poderá encerrar este Contrato imediatamente mediante aviso por escrito caso algum tribunal de jurisdição competente decrete que a outra Parte teve sua falência decretada ou apresentou pedido de falência ou de recuperação judicial.

9.3 Except for termination of this Agreement pursuant to clause 9.2, in the	9.3 Exceto em caso de rescisão deste Contrato nos termos da cláusula 9.2, no event of termination by Licensor or Licensee, before the expiration date, without prejudice to specific performance and any additional damages herein, the Party that early terminates this Agreement will be subject to pay to the other Party a non-compensatory fine of R$50,000,000.00 (fifty millions reais) per Trademark.

caso de rescisão pela Licenciante ou pela Licenciada, antes da data de vencimento, sem prejuízo da sua execução específica e sem danos adicionais, a Parte que der causa à rescisão antecipada deste Contrato ficará sujeita a pagar à outra Parte uma multa não compensatória de R$50.000.000,00 (cinquenta milhões de reais) por Marca.

9.3.1                     The foregoing shall not be construed as granting any right to terminate this Agreement prior to its expiration date to Licensor or Licensee other than as specifically set forth in Clause 9..2, the Parties intent being that an uncured breach of this Agreement be sanctioned by damages and injunctive relief only and each Party waives to the fullest extent possible under applicable laws any right to request the early termination of this Agreement.

9.3.1                     O acima mencionado não deve ser interpretado como algo que conceda à Licenciante ou à Licenciada o direito de rescindir este Contrato antes de sua data de vencimento, a não ser no caso especificamente definido na Cláusula 9.2, e as Partes desejam que qualquer violação deste Contrato não sanada seja sancionada apenas por indenização e medida cominatória. Além disso, cada uma delas renuncia na extensão máxima possível nos termos da legislação aplicável, a qualquer direito de solicitar a rescisão antecipada deste Contrato.

9.3.2 The non-compensatory fine will be due only for the following Trademark: “Extra”, as described in the Schedule A.	9.3.2 A multa não compensatória será devida apenas para a seguinte Marca: “Extra”, conforme descrito no Anexo A.

9.3.3 The payment of the non-compensatory fine shall be made within 30 (thirty) days from the termination of the relevant contractual relationship between the Parties.	9.3.3 O pagamento da multa não compensatória deverá ser feito em até 30 (trinta) dias após a rescisão da respectiva relação contratual entre as Partes.

9.4 Effects of Termination:	9.4 Efeitos do Encerramento:

9.4.1                     Expiration or early termination of this Agreement, for any reason, shall not release either Party from any obligation or liability which at said time the relevant Party has already incurred to the other Party(ies), nor affect in any way the survival of any rights, duties or obligations of either Party which are stated in this Agreement as continuing after the expiration or termination of this Agreement. Nothing in the immediately preceding sentence shall affect, be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

9.4.1.                  O término ou a rescisão antecipada deste Contrato, por qualquer motivo, não isentará nenhuma das Partes de qualquer obrigação ou responsabilidade que, naquela época, a respectiva Parte tenha previamente incorrido à outra Parte, nem afetará de forma alguma a manutenção de quaisquer direitos, deveres ou obrigações de qualquer uma das Partes que estejam declarados neste Contrato como remanescentes após o término ou rescisão do presente. Nada contido na frase anterior afetará, será interpretado ou servirá como renúncia ao direito da Parte afetada por qualquer violação deste Contrato de ser indenizada por danos ou prejuízos resultantes que sejam incorridos antes ou após referido término ou rescisão.

9.4.2                     Immediately upon the expiration or termination of this Agreement for any cause whatsoever, all the rights granted to Licensee hereunder shall cease and automatically revert to Licensor, which shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination.

9.4.2.                  Imediatamente após o término ou a rescisão deste Contrato por qualquer motivo, todos os direitos concedidos à Licenciada no presente cessarão e reverterão automaticamente à Licenciante, que poderá autorizar que outros utilizem todos ou quaisquer direitos aqui concedidos em vigor na data de término ou encerramento, e também após essa data.

9.4.3                     In the event of any expiration or termination of this Agreement for any cause whatsoever, Licensee shall promptly return to Licensor all material and any other information relating to the Trademarks disclosed by Licensor to Licensee, as Licensor shall reasonably request. Upon expiration or termination of this Agreement, Licensee agrees to promptly cease any and all use, advertising or display of any Trademarks.

9.4.3.                  Em caso de término ou rescisão deste Contrato por qualquer motivo, a Licenciada deverá devolver imediatamente à Licenciante todos os materiais e quaisquer outras informações relacionadas às Marcas divulgada pela Licenciante à Licenciada, conforme a Licenciante deva razoavelmente requerer. Com o término ou encerramento deste Contrato, a Licenciada concorda em cessar imediatamente todo e qualquer uso, publicidade ou exibição de quaisquer Marcas.

9.4.4                     Notwithstanding the provisions of this Article, if on the effective date of termination of this Agreement Licensee is bound to its customers by agreements to sell products in connection with the use of the Trademarks, the duration of which extends beyond the effective date of termination of this Agreement, Licensee may, provided it continues to meet all of its obligations under this Agreement, continue to perform such customer agreements until their normal date of expiration or until the effective date of their termination; thereupon, Licensee shall comply with its obligations set forth in this Clause 9.

9.4.4.                  Não obstante as disposições desta Cláusula, se na efetiva data de rescisão deste Contrato, a Licenciada estiver vinculada a seus clientes por contratos de venda de produtos em conexão com o uso das Marcas cujos prazos se estendam para além da data de rescisão deste Contrato, a Licenciada poderá, desde que continue cumprindo todas as suas obrigações previstas neste Contrato, continuar executando tais contratos com seus clientes até a data normal de término dos mesmos ou até a efetiva data de seu encerramento; por isso, a Licenciada cumprirá suas obrigações estipuladas nesta Cláusula 9.

9.4.5 In the event of termination of this Agreement for any reason, the Parties shall negotiate in good faith the transaction procedure with regards to the Licensee’s Operations and the Trademarks.	9.4.5. Na hipótese de rescisão deste Contrato por qualquer motivo, as Partes negociarão de boa-fé o procedimento de transação referente às Operações da Licenciada e às Marcas.

ARTICLE X. MISCELLANEOUS	CLÁUSULA X. DISPOSIÇÕES GERAIS

10.1 Specific performance. The specific	10.1. Cumprimento específico. O

performance of any obligations contained herein may be required by the non-defaulting Party or the creditor, as applicable, of such obligation pursuant to the Brazilian Code of Civil Procedure.

cumprimento específico de quaisquer obrigações aqui contidas poderá ser exigido pela Parte não infratora ou pelo credor, conforme aplicável, de referida obrigação em conformidade com o Código de Processo Civil Brasileiro.

10.2                        Entire Agreement. Except as expressly provided for herein, this Agreement contains the entire agreement between Licensor and Licensee regarding the subject matter hereof and supersedes any understandings, commitments, negotiations, agreements, term sheets and/or contracts (executed or not) or representations, oral or written, prior to this document.

10.2.                     Acordo Integral. Exceto conforme expressamente disposto no presente, este Contrato contém o acordo integral entre a Licenciante e a Licenciada em relação ao objeto do presente instrumento e substitui quaisquer entendimentos, compromissos, negociações, cartas de intenções e/ou contratos (assinados ou não) ou declarações, verbais ou escritas, anteriores a este Contrato.

10.2.1              Licensor and Licensee acknowledge that they are not executing this Agreement based on any warranty, representation, statement, agreement or commitment of any kind other than those expressly provided for herein. To the extent permitted by law, and except in cases of fraud, each Party agrees and acknowledges that their sole rights and remedies in respect of any representation, warranty or commitment made or given herein shall only apply in case of breach of the terms and conditions provided for herein, to the exclusion of all other rights and remedies.

10.2.1              A Licenciante e a Licenciada reconhecem que não estão celebrando este Contrato com base em nenhuma garantia, declaração, relato, acordo ou compromisso de qualquer natureza que não sejam aqueles expressamente previstos no presente. Na extensão permitida pela lei, e exceto em casos de fraude, cada uma das Partes concorda e reconhece que seus exclusivos direitos e recursos em relação a qualquer declaração, garantia ou compromisso assumidos ou fornecidos neste Contrato aplicar-se-ão apenas em caso de violação dos termos e condições aqui previstos, à exclusão de todos os outros direitos e recursos.

10.3 Waiver and amendment. No waiver of any right to any of the Parties arising out of this Agreement shall be effective if it is not expressly written.	10.3. Renúncia e emenda. A renúncia de qualquer direito de uma das Partes decorrente deste Contrato não será válida caso não seja feita expressamente por escrito.

10.4                        Failure of either Party to exercise any right it may have herein or in the applicable law or failure to apply any possible measure, penalty or sanction shall not operate as a waiver or novation, and shall not, therefore, be construed as a desistance of their application in case of recurrence. No waiver, termination or discharge of this Agreement or any of the terms or provisions hereof shall be binding on any of the Parties, unless confirmed in writing. No waiver by either Party of any term or provision hereof or any default

10.4.                     A impossibilidade de quaisquer Partes de exercer qualquer direito que porventura tenham segundo este Contrato ou legislação aplicável ou a impossibilidade de aplicação de qualquer possível medida, penalidade ou sanção não representa renúncia ou novação não deverá, por essa razão, ser considerada como desistência de aplicação das mesmas em caso de reincidência. Nenhuma renúncia, encerramento ou liberação deste Contrato ou de quaisquer de seus termos ou disposições vincularão hereunder shall affect the rights of said Party to enforce thereafter such term or provision or to exercise any legal right or remedy in the event of any other default, whether similar or not.

as Partes, a menos que confirmados por escrito. Nenhuma renúncia, por parte de qualquer uma das Partes, a qualquer termo ou disposição deste Contrato nem qualquer descumprimento do presente afetarão os direitos de referida Parte em fazer valer referido termo ou disposição ou em exercer qualquer direito ou remédio legal em caso de qualquer outro descumprimento, semelhante ou não.

10.4.1 This Agreement may not be changed or amended except in writing and executed by all Parties.	10.4.1 Este Contrato apenas poderá ser alterado ou aditado caso isso seja feito por escrito e assinado por todas as Partes.

10.5                        Notices. Any notice, request, instruction or other document to be given hereunder by a Party to the other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by overnight courier, by facsimile transmission, or by electronic mail, the receipt of which is confirmed by telephone and, pending the designation of another address, addressed as follows:

10.5.                     Notificações. Qualquer notificação, pedido, instrução ou outro documento a ser fornecido por uma das Partes a outra Parte deverão ser feitos por escrito e entregues pessoalmente ou enviados por carta registrada ou protocolada, com postagem pré-paga, ou por correio expresso, transmissão de fax ou e-mail, cujo recebimento deve ser confirmado por telefone e, se não houver a designação de outro endereço, serão enviados aos seguintes endereços:

If to Licensor:

Avenida Brigadeiro Luiz Antonio, 3142

01423-000, São Paulo – SP

Attn.: Chief Executive Officer

Fax: +55 11 3885-6700

If to Licensee:

Rua Gomes de Carvalho, 1609/1617, 7th floor

04547-000, São Paulo – SP

Attn.: Chief Executive Officer

Fax: +55 11 4949-8180

Se à Licenciante:

Avenida Brigadeiro Luiz Antonio, 3142

01423-000, São Paulo – SP

Em atenção a: CEO

Fax: +55 11 3885-6700

Se à Licenciada:

Rua Gomes de Carvalho, 1609/1617, 7º andar

04547-000, São Paulo – SP

At.: Diretor Presidente Officer

Fax: +55 11 4949-8180

10.6                        Further Assurance. Each of the Parties shall use its reasonable efforts to: (i) ensure that any third party performs such other acts and execute and deliver such other documents as required to comply with the provisions hereof; and (ii) ensure that the other Party may require from any third parties all such acts and measures as required to the compliance with this Agreement.

10.6.                     Garantia Adicional. Cada uma das Partes deverá aplicar esforços razoáveis para: (i) assegurar que quaisquer terceiros desempenhem esses atos, assinem e entreguem esses documentos conforme solicitado para cumprir as disposições deste Contrato; e para (ii) assegurar que a outra Parte possa exigir, de tempos em tempos, a quaisquer terceiros todos esses atos e medidas conforme exigido para o cumprimento deste Contrato.

10.7        Exclusion of invalid provisions. If any of the provisions of this Agreement, or any part thereof, is annulled, declared illegal or deemed invalid or unenforceable for any reason, the validity and enforceability of the remaining provisions shall not be affected or impaired in connection with any of the Parties. In case of any illegality, invalidity, ineffectiveness or change in the material economic substance of the underlying relationship as finally determined by a competent tribunal without possibility for further appeal (including that the material economic substance of the underlying relationship has changed), the Parties agree to discuss in good faith the relevant amendments hereto in order to reinstate this Agreement and preserve and give effect to the original intent of the Parties.

10.7.       Exclusão de disposições inválidas. Se qualquer uma das disposições deste Contrato ou partes das mesmas forem anuladas, declaradas como ilegais ou consideradas inválidas ou inexequíveis por qualquer motivo, a validade e a exequibilidade das disposições remanescentes não serão afetadas nem prejudicadas em conexão com qualquer uma das Partes. Em caso de ilegalidade, invalidade, ineficácia ou mudança no equilíbrio econômico financeiro da relação contratual como ultimamente determinado por um tribunal competente sem possibilidade de recurso (incluindo que o equilíbrio econômico financeiro da relação contratual tenha mudado), as Partes concordam em discutir em boa-fé as alterações relevantes neste Contrato para restabelecê-lo e preservar e fazer valer a intenção original das Partes.

10.8 Irrevocability and irreversibility. This Agreement is irrevocably and irreversibly executed by the Parties, binding upon the Parties, their heirs and successors and permitted assigns in any way

10.8.       Irrevogabilidade e irreversibilidade. O presente Contrato é assinado de forma irrevogável e irreversível pelas Partes, gera obrigações às mesmas, a seus herdeiros, sucessores e cessionários de qualquer forma.

ARTICLE XI. APPLICABLE LAW AND ARBITRATION	CLÁUSULA XI. LEGISLAÇÃO APLICÁVEL E ARBITRAGEM

11.1 Applicable law. This Agreement shall be governed and construed pursuant to the laws of the Federative Republic of Brazil.	11.1. Legislação aplicável. O presente Contrato será regido e interpretado em conformidade com as leis da República Federativa do Brasil.

11.2        Language of the Agreement. The Parties acknowledge that it is their express wish that this Agreement and all notices and other documents to be given or executed under the Agreement be in English and Portuguese. In the event of any differences between the Portuguese and English versions of this Agreement, the Portuguese version shall prevail.

11.2        Idioma do Contrato. As Partes reconhecem ser de sua vontade que este Contrato e todas as notificações e outros documentos a serem entregues ou assinados nos termos deste Contrato sejam em inglês e português. Havendo divergências entre as versões em português e inglês deste Contrato, prevalecerá a versão em português.

11.3        Amicable settlement. Any dispute arising from or related to this Agreement shall be notified in writing by one Party to the other(s), and the Parties shall use their best efforts to settle the dispute on

11.3 Resolução amigável. Qualquer disputa decorrente deste Contrato ou a ele relacionada deverá ser notificada por escrito por uma Parte à(s) outras, e as Partes envidarão seus melhores esforços

an amicable basis within fifteen thirty (3015) days from the date of receipt of the notification.	para solucionar a disputa de maneira amigável até quinze (15) dias após a data de recebimento da notificação.

11.4        Arbitration. If an agreement cannot be reached pursuant to Section 11.2 above, any dispute arising out of or in connection with the present Agreement, including without limitation, the validity, interpretation, compliance, implementation, termination or breach of this Agreement shall be submitted to arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) prevailing as at the date of the request for such arbitration. São Paulo, Brazil is the seat of the arbitration.

11.4        Arbitragem. Caso não possa ser alcançado um acordo amigável em conformidade com a Seção 11.2 acima, quaisquer disputas decorrentes deste Contrato ou a ele relacionadas, incluindo sem limitação, a validade, a interpretação, o cumprimento, a implementação, o encerramento ou a violação deste Contrato, deverão ser submetidas à arbitragem em conformidade com o Regulamento de Arbitragem da Câmara Internacional de Comércio (“Regulamento da ICC”) aplicável na data de pedido de tal arbitragem. A cidade de São Paulo, no Brasil, será a sede de arbitragem.

11.5        Arbitral tribunal. The arbitral tribunal shall consist of three (3) arbitrators, of whom one shall be nominated by claimant(s) and one shall be nominated by respondent(s). The third arbitrator acting as president of the arbitral tribunal shall be nominated jointly by the two party-appointed arbitrators within 15 (fifteen) days from the confirmation of the second arbitrator, failing which the ICC shall appoint the president of the arbitral tribunal pursuant to the ICC Rules.

11.5        Tribunal de arbitragem. O tribunal de arbitragem será composto por três (3) árbitros, dos quais um será nomeado pela(s) requerente(s) e outro será nomeado pela(s) requerida(s). O terceiro árbitro na capacidade de presidente do tribunal de arbitragem será nomeado conjuntamente pelos dois árbitros nomeados pelas duas Partes em até 15 (quinze) dias após a confirmação do segundo árbitro, e se isso não ocorrer, o ICC nomeará o presidente do tribunal de arbitragem de acordo com o Regulamento da ICC.

11.6        Language of the Arbitration. The language of the arbitration shall be Portuguese. Any of the Parties to the arbitration may submit evidence in any other language provided that it is accompanied by a translation into Portuguese.

11.6.       Idioma da Arbitragem. O idioma de arbitragem será português. Qualquer uma das Partes da arbitragem poderá encaminhar provas em qualquer outro idioma desde que sejam acompanhadas por uma tradução ao português.

11.7        Jurisdiction. The decision of the arbitral tribunal shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. Each Party retains the right to seek judicial assistance notably (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the Party; or (c) to enforce any decision of the arbitrators including the final award. If a Party seeks

11.7.       Jurisdição. A decisão do tribunal de arbitragem será final, obrigará as Partes e poderá ser aplicada em qualquer tribunal de jurisdição competente. Cada uma das Partes tem o direito de buscar assistência judicial particularmente (a) para compelir a arbitragem; (b) para obter medidas temporárias de direitos de proteção antes da instrução de arbitragem pendente, sendo que tal ação não será interpretada como renúncia à arbitragem pela Parte; ou (c) para fazer valer qualquer decisão dos árbitros incluindo a

judicial assistance, the Courts of São Paulo, Brazil, shall have jurisdiction.	sentença final. Se uma Parte buscar assistência judicial, os Tribunais de São Paulo, no Brasil, terão competência.

11.8 Consolidation of proceedings. Arbitration proceedings might be consolidated as agreed by the Parties or determined by the ICC pursuant to the ICC Rules.	11.8. Consolidação da arbitragem. A arbitragem pode ser consolidada conforme acordado pelas Partes ou determinada pela ICC em conformidade com o Regulamento da ICC.

11.9        Confidentiality of arbitration. The Parties expressly agree that the arbitration shall be kept strictly confidential, along with the information thereon (including without any limitations, the allegations made by the Parties thereto, evidence, technical reports and any other statements given by third parties along with any documentation submitted or exchanged in the course of the arbitration proceedings), which shall only be revealed to the arbitral tribunal, the ICC, the Parties, their attorneys, and any person essential to the development of the arbitration proceedings, except if such disclosure is required so as to satisfy obligations set out by law or by any competent authorities.

11.9.       Confidencialidade da Arbitragem. The Parties expressly agree that the arbitration shall be kept strictly confidential, along with the information thereon (including without any limitations, the allegations made by the Parties thereto, evidence, technical reports and any other statements given by third parties along with any documentation submitted or exchanged in the course of the arbitration proceedings), which shall only be revealed to the arbitral tribunal, the ICC, the Parties, their attorneys, and any person essential to the development of the arbitration proceedings, except if such disclosure is required so as to satisfy obligations set out by law or by any competent authorities.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.	E por estarem assim, justas e contratadas, as Partes firmam o presente Contrato por seus representantes legais autorizados.

São Paulo, July 24, 2014.	São Paulo, 24 de julho de 2014.

[Páginas de assinaturas a seguir]

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

	/s/ Christophe Hidalgo	/s/ Antonio Salvador
	Name: Christophe Hidalgo	Name: Antonio Salvador
	Title: Chief Financial Officer	Title: Director of Human Resources

CNOVA COMÉRCIO ELETRÔNICO S.A.

	/s/ Fernando Queiroz Tracanella	/s/ Oderi Gerin Leite
	Name: Fernando Queiroz Tracanella	Name: Oderi Gerin Leite
	Title: Chief Financial Officer	Title: Chief Operating Officer

Witnesses:

	/s/ Vânia Regina de Souza	/s/ Ana Medeiros Akagui

	Name: Vânia Regina de Souza	Name: Ana Medeiros Akagui
R.G.:	RG: 13.488.814-5 – SSP	R.G.: RG: 6.056.709.0
CPF: 041.078.879-39

SCHEDULE A / ANEXO A

TRADEMARKS / MARCAS – Brazil / Brasil

SCHEDULE B / ANEXO B – TERRITORY / TERRITÓRIO

Brazil / Brasil

SCHEDULE C / ANEXO C – LETTER OF AUTHORIZATION OF DOMAIN NAME USE / CARTA DE AUTORIZAÇÃO DE USO DE NOME DE DOMÍNIO

LETTER OF AUTHORIZATION OF DOMAIN NAME USE	CARTA DE AUTORIZAÇÃO DE USO DE NOME DE DOMÍNIO

This Letter of Authorization of Domain Name Use (“Letter of Authorization”) is issued pursuant to the Trademark License Agreement dated of July 24, 2014 (“Agreement”) entered into by and between COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a corporation organized and existing under the laws of Brazil, enrolled with the CNPJ under number 47.508.411/0001-56 with its principal place of business at Avenida Brigadeiro Luis Antonio, 3142, São Paulo, Brazil as Licensor; and CNOVA COMÉRCIO ELETRÔNICO S.A. (new denomination of BRUXELAS EMPREENDIMENTOS E PARTICIPAÇÕES S/A), a corporation organized and existing under the laws of Brazil, enrolled with the CNPJ under number 07.170.938/0001-07 with its principal place of business at Rua Gomes de Carvalho, 1609, 3rd to 7th floors, São Paulo, Brazil, as Licensee.

Esta Carta de Autorização de Uso de Nome de Domínio (“Carta de Autorização”) é fornecida em conformidade com o Contrato de Licença de Marca com data de 24 de julho de 2014 (“Contrato”) celebrado por e entre COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, uma sociedade constituída e com existência em conformidade com as leis do Brasil, inscrita no CNPJ sob o número 47.508.411/0001-56 com sede social na Avenida Brigadeiro Luis Antonio, 3142, São Paulo, Brasil como Licenciante; e CNOVA COMÉRCIO ELETRÔNICO S.A. (nova denominação da BRUXELAS EMPREENDIMENTOS E PARTICIPAÇÕES S/A), sociedade organizada e existente sob as leis brasileiras, inscrita no CNPJ sob número 07.170.938/0001-07 com sede social em Rua Gomes de Carvalho, 1609, 3º ao 7º andares, São Paulo, Brasil como Licenciada.

By this Letter of Authorization, Licensor, as the owner of the Domain Name, authorizes the use of the Domain Name by Licensee solely in connection with Licensee’s Operations in the Territory and according to the specifications below.

Por meio desta Carta de Autorização, a Licenciante, na qualidade de titular do Nome de Domínio, autoriza o uso de seu Nome de Domínio pela Licenciada unicamente em conexão com as Operações da Licenciada no Território e de acordo com as especificações abaixo.

The terms and conditions of the Agreement are hereby incorporated by reference into and made part of this Letter of Authorization. All defined terms within the Agreement shall have the same meaning when used in this Letter of Authorization. If any provisions of this Letter of Authorization are in direct conflict with the Agreement so that the provisions of both cannot be given effect, the terms of this Letter of Authorization shall govern the specific issue.

Os termos e condições do Contrato são pelo presente instrumento incorporados como referência a esta Carta de Autorização e fazem parte desta. Todos os termos definidos no Contrato terão o mesmo significado quando utilizados nesta Carta de Autorização. Caso alguma disposição desta Carta de Autorização esteja em conflito direto com o Contrato de tal modo que as disposições de ambos não possam tornar-se efetivas, os termos desta Carta de Autorização regerão tal questão específica.

Domain Name	As listed in Schedule A.

Effective Date	Same as the Agreement.

Term and termination	This Letter of Authorization shall remain effective for the same term as the Agreement and shall be automatically terminated upon the expiration or termination of the Agreement.

Specific terms & conditions

1.      Notwithstanding the provisions of Clause 2.1 of the Agreement, Licensee may acquire and use domain names that represent common misspellings or alternate spellings of the Domain Name in order to redirect customers to the Domain Name. Upon the expiration or termination of the Agreement, such domain names shall be transferred to Licensor (as per Clause 9.4 of the Agreement).

2.      Licensor may continue to use the Domain Name “extra.com.br” and any similar domain names for the sale of food and drink products, which are expressly excluded from the scope of the Agreement.

3.      Licensee will have the ownership of all website content which are accessible via the licensed Domain Name and of all improvements thereof.

4.      Licensor shall, at its own cost, take all steps required to maintain registration for the Domain Name owned by such Licensor throughout the term of the Agreement. In the event a Licensor does not take any step required to maintain its Domain Name, Licensee shall have the right to take such step itself, at the Licensor’s cost.

5.      No payments by Licensee will be due as per this Letter of Authorization. The only payments due by Licensee to Licensor are set forth in Article IV of the Agreement.

Nome de Domínio	Como listado no Anexo A.

Data Efetiva	Mesma do Contrato.

Prazo e rescisão	Esta Carta de Autorização permanecerá em vigor pelo mesmo prazo do Contrato e será automaticamente rescindida mediante término ou rescisão do Contrato.

Termos e condições específicos

1.      Independentemente das disposições da Cláusula 2.1 do Contrato, a Licenciada pode adquirir e usar nomes de domínio que representem ortografias incorretas comuns ou ortografias alternativas do Nome de Domínio de modo a redirecionar os clientes ao Nome de Domínio. Mediante término ou rescisão do Contrato, tais nomes de domínio serão transferidos à Licenciante (conforme a Cláusula 9.4 do Contrato).

2.      A Licenciante pode continuar a usar o Nome de Domínio “extra.com.br” e quaisquer nomes de domínio similares para a venda de produtos alimentares e bebidas que estejam expressamente excluídos do âmbito do Contrato.

3.      A Licenciada terá a titularidade de todo conteúdo de web site que seja acessível por meio do Nome de Domínio licenciado e de todas as melhorias destes.

4.      A Licenciante tomará, às suas próprias expensas, todas as medidas necessárias para manter o registro do Nome de Domínio de titularidade de tal Licenciante ao longo da vigência do Contrato. No caso da Licenciante não tomar alguma medida necessária para manter seu Nome de Domínio, a Licenciada terá o direito de tomar ela mesma tal medida, às expensas da Licenciante.

5.      Nenhum pagamento por parte da Licenciada será exigível em conformidade com esta Carta de Autorização. Os únicos pagamentos exigíveis da Licenciada à Licenciante estão estipulados na Cláusula IV do Contrato.

São Paulo, 24 de julho de 2014.

[Páginas de assinaturas a seguir]

SCHEDULE A / ANEXO A

DOMAIN NAME / NOME DE DOMÍNIO

1.              extra.com.br